Title: Insider Trading Policy
Function: Law
Page: 1 of 10
Reviewed: 2/22	Effective: 3/1/22	Supersedes: GN 078, Rev 02
Insider Trading Policy
Purpose
As a public company, AngioDynamics Inc. (the “Company”) is subject to various Federal and state laws and regulations governing trading in its securities. The Company’s policy is to comply fully, and to assist its directors and employees in complying fully, with these laws and regulations.
The Company has established this Insider Trading Policy (the “Policy”) to provide procedures and guidelines with respect to transactions in the Company’s securities and the protection of material non- public information, to protect its directors and employees from violating the law when buying or selling the Company’s securities and to prevent any appearance of impropriety. It is important that all directors and employees read and understand this Policy to ensure compliance with the applicable laws. The Company depends upon the conduct and diligence of its directors and employees, in both their professional and personal capacities, to ensure full compliance with this Policy.
Scope
This Policy applies to all members of the Company’s Board of Directors (the “Board”), employees, consultants, and such other people who gain access to material non-public information because of their relationship with the Company, as well as members of such persons’ immediate families and households and certain other affiliated persons, as more fully described in the Who Is Covered? section. This Policy applies to both domestic and international employees of the Company and its subsidiaries. Company policy subjects its directors and certain covered employees to additional restrictions because of their access to confidential information on a regular basis. All references in this Policy to employees of the Company should be read to include all such persons listed in the Who Is Covered? section. It is the personal obligation and responsibility of each director, employee, and consultant to act in a manner consistent with this Policy.
Definitions
Insider Trading
Insider trading generally involves (1) the purchase or sale of Company securities while in possession of material non-public information; (2) disclosing or “tipping” material non-public information to others or recommending the purchase or sale of securities based on such information; or (3) assisting someone who is engaged in any of the above activities. Additionally, the prohibition on insider trading is not limited to trading in Company securities, and includes trading in the securities of other companies, such as the Company’s customers, suppliers, strategic partners, and competitors.

Title: Insider Trading Policy
Function: Law
Page: 2 of 10
Reviewed: 2/22	Effective: 3/1/22	Supersedes: GN 078, Rev 02

Non-Public Information
Information about the Company is non-public if it is generally not known to the public or if it has not been disseminated in a manner making it available to investors generally. To show that information is “public”, there must be evidence that it is widely disseminated and absorbed by the marketplace.
Generally, information should not be considered fully absorbed by the marketplace until after the second business day following public release of such information. Examples of public dissemination include, without limitation, a press release or filing of a reporting document, such as Form 8-K, 10-Q, or 10-K, with the U.S. Securities and Exchange Commission (the “SEC”). During the period that material information relating to the business or affairs of the Company is unavailable to the general public, it must be kept in strict confidence. Accordingly, such information should be discussed with persons who have a “need to know,” and should be confined to as small a group as possible.
Material Information
Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy or sell securities. While information that would affect the market price of the Company’s stock or value of the Company is material in all cases, information that does not have any direct or quantifiable effect on stock price or value may also be material. As a practical matter, materiality often is determined after the fact, when it is known that someone has traded on the information and after the information itself has been made public and its effects upon the market are more certain. Examples of information that might be “material” include without limitation:
(a)financial results, reports or projections, including without limitation sales, earnings, unusual write-offs, write-downs, impairment charges, profit and losses;
(b)information about current, proposed or contemplated transactions, business plans, financial restructuring;
(c)proposed or contemplated issuance, redemption or repurchase of Company stock as well as tender offers, recapitalizations, dividends, stock splits and reverse splits;
(d)significant expansions or contractions of operations and facilities;
(e)pending research, development and discoveries relating to new products or potential products;
(f)significant increases or decreases in business or information relating to major contracts;
(g)institution of, or developments in, major litigation, investigations or other regulatory actions or proceedings;
(h)developments regarding senior management or the Board;
(i)material defaults under agreements or actions by creditors, clients or suppliers;
(j)extraordinary borrowings or liquidity problems;
(k)discussions, negotiations or agreements regarding potential mergers, acquisitions, divestitures, sale or purchase of substantial assets, major license and distribution agreements;

Title: Insider Trading Policy
Function: Law
Page: 3 of 10
Reviewed: 2/22	Effective: 3/1/22	Supersedes: GN 078, Rev 02

(l)execution, amendment or termination (other than in accordance with its terms) of a material definitive agreement not made in the ordinary course of the Company’s business;
(m)creation of, or triggering events that accelerate or increase, a material direct financial obligation or a material obligation under an off-balance sheet arrangement, whether or not the Company is party to the agreement;
(n)the Board (or officers where Board approval is not required) definitively committing the Company to an exit or disposal plan under which material charges will be incurred under Generally Accepted Accounting Principles (“GAAP”);
(o)determination by the Board (or officers where Board approval is not required) that the Company is required to record a material impairment charge under GAAP;
(p)determination by the Board (or officers where Board approval is not required) that investors should no longer rely on previously issued financial statements or a related audit report or completed interim review by independent accounts or changes in auditors;
(q)notice from a national securities exchange or Nasdaq that the Company or its securities do not satisfy its listing standards or have been delisted;
(r)actual or potential cybersecurity risks, incidents or events that affect the Company or third-party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software and data breach incidents that may disclose personal, business, or other confidential information; and
(s)commencement, termination, or results of any pending or future clinical trials and the status of any regulatory clearances.
By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). There is no clear definition of what information is deemed to be “material”. Assessment of materiality involves a fact specific inquiry. For this reason, if employees have any questions about whether a particular piece of information is “material” or whether it is “public”, they should ask the General Counsel before they buy or sell Company stock.
References
The Securities Exchange Act of 1934 (“1934 Act”) was enacted, in part, in response to the insider trading abuses believed to have contributed to the stock market crash of 1929. The 1934 Act addressed insider trading directly through Section 16(b) and indirectly through Section 10(b) and Rule 10b-5 thereunder. Criminal prosecutions for insider trading are commonplace and may result in fines and/or imprisonment.

Title: Insider Trading Policy
Function: Law
Page: 4 of 10
Reviewed: 2/22	Effective: 3/1/22	Supersedes: GN 078, Rev 02

Responsibilities
Executive Leadership Team and Vice Presidents (“Management”)
On an ongoing basis, Management is responsible for:
(a)Identifying individuals within their areas of responsibility who will be entrusted with material non-public information.
(b)Notifying the General Counsel of the list of individuals and updating this list as needed.
(c)Notifying all individuals to the extent they become a Covered Persons (i.e., insider) due to the material non-public information that they are entrusted with.
(d)Instructing all Covered Persons that they cannot discuss this material non-public information with anyone, including immediate family or friends, under penalty of violation of Section 10(b) of the 1934 Act and Rule 10b-5 thereunder. These individuals could face jail time as well as fines of up to three times the profit that they or the person they tipped made on the transaction.
Window Period Notices
On an ongoing basis, the General Counsel or his/her designee shall notify all Covered Persons as to when trading windows are open and closed and instruct all Covered Person to buy and sell Company stock only during such open windows. Notwithstanding any open window period, trading when in possession of material non-public information is prohibited and illegal (see the General Prohibition on “Insider Trading” section).
Human Resources
On an ongoing basis, Human Resources will ensure all newly hired employees are trained on this Policy as part of their new hire orientation, and that such employees acknowledge receipt of this Policy in accordance with the Company’s policies and procedures and that such acknowledgment is maintained in their employee files.
Policy
General Prohibition on “Insider Trading”
Federal securities laws prohibit the trading of securities while in possession of “material non-public” information. If a director or employee is in possession of material non-public information, such person may not buy or sell Company stock (including common stock, preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), other than pursuant to a pre- approved trading plan that complies with SEC Rule 10b5-1, and may not recommend the Company’s stock to a third party. In addition, directors and employees of the Company who, while working for the

Title: Insider Trading Policy
Function: Law
Page: 5 of 10
Reviewed: 2/22	Effective: 3/1/22	Supersedes: GN 078, Rev 02

Company, learn of material non-public information provided by a third party to the Company, including any customer or supplier of the Company, may not buy or sell such third-party security.
Who is Covered?
The prohibition on insider trading applies to all directors and employees of the Company, both officers and non-officers, family members or other persons who reside in their households, family members who do not live in their households but whose securities transactions are directed by them or are subject to their influence or control, and all trusts, family partnerships, and other types of entities formed for their benefit or for the benefit of a member of their family and all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities in each case over which they have the ability to influence or direct investment decisions concerning securities, as well as anyone who receives such information from an employee of the Company, including consultants and advisors. An employee is prohibited from disclosing or disseminating to anyone, even immediate family members or close friends, any material non-public information obtained while working for the Company, whether relating to the Company or another third party.
Transactions under Company Plans
Generally, this Policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax-withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
This Policy does not apply to purchases of Company stock in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply to your election to participate in the employee stock purchase plan for any enrollment period, and to your sales of Company stock purchased pursuant to such plan.
Gifts
Generally, bona fide gifts of securities are not deemed to be transactions for the purposes of this Policy. Whether a gift is truly bona fide will depend on the circumstances surrounding a specific gift. The more unrelated the donee is to the donor, the more likely the gift would be considered “bona fide” and not a “transaction.” For example, gifts to charities, churches or non-profit organizations would not be deemed to be “transactions.” However, gifts to dependent children followed by a sale of the “gifted securities” near the time of the gift may imply some economic benefit to the donor and, therefore, may be deemed to be a “transaction” and not a “bona fide gift.”

Title: Insider Trading Policy
Function: Law
Page: 6 of 10
Reviewed: 2/22	Effective: 3/1/22	Supersedes: GN 078, Rev 02

Additional Prohibited Transactions by Definition
The Company considers it improper and inappropriate for any director, officer, or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. Under this Policy, directors, officers, and other employees may not engage in any of the following transactions.
Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the 1934 Act prohibits officers and directors from engaging in short sales.
Publicly Traded Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.
Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost dollars and forward sale contracts, allow an individual to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director of employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors and employees are prohibited from engaging in any such transactions.
Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the holder’s consent if the holder fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, directors, officers, and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Title: Insider Trading Policy
Function: Law
Page: 7 of 10
Reviewed: 2/22	Effective: 3/1/22	Supersedes: GN 078, Rev 02

No Tipping
No director or employee shall disclose (“tip”) material non-public information to any other person where such information could potentially be used by such person to their benefit by trading in the securities of the Company to which such information relates, nor shall any director or employee make any recommendations or express any opinions as to trading in the Company’s securities, or the securities of any other third party, to any other person based on material non-public information.
What are the Penalties for Violating this Policy?
The consequences of violating this Policy and the Federal securities laws are likely to be severe. Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority, investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares. In addition to possible termination of your employment, persons found to have violated the law and bought or sold securities while in possession of material non-public information, or passed such information on to others, are subject to both civil action and criminal prosecution. Civil penalties may include cease and desist orders, disgorgement of profits and fines of up to three times the profit gained or loss avoided as a result of the unlawful sale or purchase. Criminal sanctions may include fines of up to $5 million for individuals and/or imprisonment of up to 20 years, or both.
Pre-Clearance Procedures
To help prevent inadvertent violations of the Federal securities laws and to avoid even the appearance of trading on inside information, directors, Management, and certain designated employees and consultants of the Company and its subsidiaries (collectively “Covered Persons”) who have access to material non-public information about the Company, together with their family members and other members of their household, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, a gift, a contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s General Counsel. A request for pre-clearance should be submitted to the General Counsel on the day of the proposed transaction. The General Counsel is under no obligation to approve a trade submitted for pre- clearance and may determine not to permit the trade. The General Counsel may not trade in Company securities unless the Chief Executive Officer has approved the trade(s) in accordance with the procedures set forth in this Policy. Any Covered Person who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the General Counsel. Any pre-clearance approval granted by the General Counsel is only good for the specific day it is given. If the trade does not take place on the specific day approval is given, then the request must be resubmitted for approval. Any transactions in the Company’s securities by a Covered Person must be reported to the General Counsel on the same day in which such a transaction occurs.

Title: Insider Trading Policy
Function: Law
Page: 8 of 10
Reviewed: 2/22	Effective: 3/1/22	Supersedes: GN 078, Rev 02

Additionally, officers and directors of the Company must continue to comply with the other SEC reporting requirements and procedures associated with such transactions.
Blackout Procedures
All directors, executive officers, and Covered Persons are subject to the following blackout procedures.
Quarterly Blackout Periods
The Company’s announcement of its quarterly or year-end financial results has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading based on material non-public information, you may only trade during open window periods upon notice and subject to pre-clearance (see Window Period Notices and Pre-Clearance Procedures sections), which will generally begin on the second business day following the Company’s announcement of quarterly or year-end financial results and end on the last day of the second month following the end of the then current quarter or fiscal year end. All other periods shall be blackout periods and you may not trade in the Company’s securities. Persons subject to these quarterly blackout periods include the Board, Management, and all other persons who are informed by the General Counsel that they are Covered Persons and subject to the quarterly blackout periods. The trading window may be opened or closed in the Company’s sole discretion.
Interim Earnings Guidance and Event-Specific Blackouts
The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market. Please contact the General Counsel to the extent there is any doubt as to whether a blackout is currently in effect.
Other Material Events
From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and non-public, the persons who are aware of the event, as well as other persons covered by the quarterly earnings blackout procedures, may not trade in the Company’s securities. The existence of an event-specific blackout may not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the General Counsel may inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout is prohibited from disclosing the existence of the blackout to any other person. The failure of the General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material non-public information. Please contact the General Counsel to the extent there is any doubt as to whether an event-specific blackout is currently in effect.

Title: Insider Trading Policy
Function: Law
Page: 9 of 10
Reviewed: 2/22	Effective: 3/1/22	Supersedes: GN 078, Rev 02

Directors and executive officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.
Hardship Exceptions
A Covered Person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the quarterly blackout period. Hardship exceptions may be granted only by the General Counsel and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the General Counsel concludes that the Company’s earnings information for the applicable quarter does not constitute material non-public information. Under no circumstance will a hardship exception be granted during an event-specific blackout period or to a director or executive officer. Unless approved by the General Counsel, a hardship exception shall not justify your noncompliance with this Policy. As a general rule, transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exceptions to this Policy. The federal securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. Even in the event the General Counsel grants a hardship exception, no person shall be permitted to buy or sell the Company’s securities to the extent such person is in possession of material non-public information.
Exception for Approved 10b5-1 Plans
Trades by Covered Persons in the Company’s securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on trading based on material non-public information contained in this Policy or to the restrictions set forth above relating to Pre-Clearance Procedures and blackout periods.
Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into during an open window and when you are not aware of material non-public information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing, and timing of transactions in advance or delegate discretion on those matters to an independent third party.
The Company requires that all 10b5-1 plans be approved in writing in advance by the General Counsel. The General Counsel may refuse to approve a 10b5-1 plan and may require amendments to any pre- approved 10b5-1 plan in his or her sole discretion, including in response to any changes in Federal securities laws. Any modification to a previously approved 10b5-1 plan must be approved in writing in advance by the General Counsel and must occur during a trading window and while a person is not aware of any material non-public information.

Title: Insider Trading Policy
Function: Law
Page: 10 of 10
Reviewed: 2/22	Effective: 3/1/22	Supersedes: GN 078, Rev 02

Post-Termination Transactions
If you are aware of material non-public information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services.
Acknowledgement; Amendment
This Policy will be delivered to all directors and employees who must acknowledge receipt and agree to comply with the terms of this Policy. You acknowledge that you may be required upon the Company’s request to re-acknowledge and agree to comply with this Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with this Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) or otherwise provided to you by the General Counsel or his or her designee.
The Company may at any time change this Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of material, non-public information.
Questions/Reporting Concerns
If you have questions or concerns about our Insider Trading Policy, we offer the following resources:
•The Compliance Team (compliance@angiodynamics.com) or Law Department (legal@angiodynamics.com)
•People you can talk to: Managers, Supervisors, or the Human Resources Team
•Compliance Hotline, 24 hours a day, 7 days a week at 1-877-325-3781 or online at angiodynamics.ethicspoint.com
AngioDynamics will not tolerate any kind of retaliation against anyone who asks questions or reports a concern in good faith. Anyone who engages in retaliation against someone who asks questions or voices a concern will face discipline.